Exhibit 16.2

[The Bonadio Group]

December 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam,

We have reviewed Item 4 included in the Current Report on Form 8-K dated December 11, 2002 of Team Sports Entertainment, Inc. filed with the Securities and Exchange Commission. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours, Bonadio & Co., LLP

By:	/s/ JAMES J. ZIELINSKI
James J. Zielinski

cc:        Charles Bradshaw
             Chief Executive Officer
             Team Sports Entertainment, Inc.